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                                                                      Exhibit 12

PHIBRO ANIMAL HEALTH CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
(000 OMITTED)

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
                                                                                                              6 Months Ended
                                                                   Fiscal Years Ended June 30,                 December 31,
                                                  ------------------------------------------------------   --------------------
                                                    2000        2001        2002       2003       2004       2003        2004
                                                  --------    --------   ---------   --------   --------   --------    --------
Pre-tax income (loss) income
  from continuing operations before
  loss from equity investments                    $  1,934    $ (9,563)  $ (10,121)  $  7,960   $ 25,048   $ 26,630    $ (7,672)
Interest capitalized net of amortization
  of capitalized interest                                -           -        (263)       (73)         -          -           -

Fixed Charges:
Interest expensed and capitalized
  and amortization of deferred debt
  issuance cost                                     14,520      17,919      18,347     17,561     20,724      9,297      11,899
Interest portion of rental expense                     473         592         671        740        814        407         338
                                                  --------    --------   ---------   --------   --------   --------    --------
Total fixed charges                                 14,993      18,511      19,018     18,301     21,538      9,704      12,237

Total earnings                                    $ 16,927    $  8,948   $   8,634   $ 26,188   $ 46,586   $ 36,334    $  4,565

Ratio of earnings to fixed charges                     1.1           -           -        1.4        2.2       3.7            -

Deficiency in earnings available to
  cover fixed charges                                    -      (9,563)   (10,384)          -          -         -       (7,672)
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